EXHIBIT 4.1

BODY AND MIND INC.

2023 STOCK AND INCENTIVE PLAN

Section 1. Purpose

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and Non-Employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock and cash‑based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

This Plan supersedes, replaces and is in substitution for the Company’s “2012 Incentive Stock Option Plan”, dated as originally ratified by the Board of Directors of the Company on October 25, 2012, as was ratified by the shareholders of the Company at the Company’s annual meeting held on December 10, 2012.  Any securities issued under the 2012 Incentive Stock Option Plan that are outstanding as of the date hereof are covered by this Plan.  The maximum aggregate number of shares of the Company which may be issued pursuant to all awards under this Plan is set forth in Section 4(a) hereof.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 11(b) of the Plan.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan, or if no such committee is appointed, the Board itself. At any time that the Company is an SEC registrant for purposes of the Securities Act and the Exchange Act, the Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b‑3 of the Exchange Act, and each member of the Committee shall be a “non‑employee director” within the meaning of Rule 16b‑3 of the Exchange Act.

(g) “Common Shares” shall mean the shares of common stock of the Company (or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan).

(h) “Company” shall mean Body and Mind Inc., a Nevada company, and any successor corporation.

(i) “Consultant” means, in relation to the Company, an individual or a Consultant Company, other than an Employee, Director or Officer of the Company, that:

(i) is engaged to provide on a continuous bona fide basis, consulting, technical, management or other services to the Company or to an Affiliate of the Company, other than services provided in relation to a distribution of securities;

(ii) provides the services under a written contract between the Company or the Affiliate and the individual or the Consultant Company;

(iii) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate of the Company; and

(iv) has a relationship with the Company or an Affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

(j) “Consultant Company” means for an individual Consultant, a company or partnership of which the individual is an employee, shareholder or partner.

(k) “CSE” means the Canadian Securities Exchange.

(l) “Director” shall mean a member of the Board.

(m) “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(n) “Effective Date” shall mean the date set forth in Section 13 of the Plan.

(o) “Eligible Person” shall mean any employee, officer, Non‑Employee Director, or Consultant providing services to the Company or any Affiliate, or any such person to whom an offer of employment or engagement with the Company or any Affiliate is extended.

(p) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” with respect to one Common Share as of any date shall mean (a) if the Common Shares are listed on the CSE or any established stock exchange, the price of one Common Share at the close of the regular trading session of such market or exchange on the last trading day prior to such date, and if no sale of Common Shares shall have occurred on such date, on the next preceding date on which there was a sale of Common Shares. Notwithstanding the foregoing, in the event that the Common Shares are listed on the CSE, for the purposes of establishing the exercise price of any Options, the Fair Market Value shall not be lower than the greater of the closing market price of the Common Shares on the CSE on (i) the trading day prior to the date of grant of the Options, and (ii) the date of grant of the Options; (b) if the Common Shares are not so listed on the CSE or any established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Markets Group, Inc., the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a Common Share; or (c) if the Common Shares are not publicly traded as of such date, the per share value of one Common Share, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.

(r) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(s) “Non-Employee Director” shall mean a Director who is not also an employee of the Company or any Affiliate.

(t) “Non‑Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

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(u) “Option” shall mean an Incentive Stock Option or a Non‑Qualified Stock Option to purchase shares of the Company.

(v) “Other Stock‑Based Award” shall mean any right granted under Section 6(f) of the Plan.

(w) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(x) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(y) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(z) “Plan” shall mean the Company’s 2023 Stock and Incentive Plan, as amended from time to time.

(aa) “Related Person” means:

(i) a Director or executive officer of the Company or an Affiliate;

(ii) an associated of a Director or executive officer of the Company or an Affiliate; or

(iii) a permitted assign of a Director or executive officer of the Company or an Affiliate.

(bb) “Restricted Stock” shall mean any Common Share granted under Section 6(c) of the Plan.

(cc) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Common Share (or a cash payment equal to the Fair Market Value of a Common Share) at some future date, provided that in the case of Participants who are liable to taxation under the Tax Act in respect of amounts payable under this Plan, that such date shall not be later than December 31 of the third calendar year following the year services were performed in respect of the corresponding Restricted Stock Unit awarded.

(dd) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(ee) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

(ff) “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

(gg) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(hh) “Tax Act” means the Income Tax Act (Canada).

(ii) “U.S. Award Holder” shall mean any holder of an Award who is a “U.S. person” (as defined in Rule 902(k) of Regulation S under the Securities Act) or who is holding or exercising Awards in the United States.

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Section 3. Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Common Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Common Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Section 7 of the Plan; (vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations in Section 7 of the Plan, (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Common Shares, other securities, other Awards or other property (excluding promissory notes), or canceled, forfeited or suspended, subject to the limitations in Section 7 of the Plan; (viii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A; (ix) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of the jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non‑United States jurisdictions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation. The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority in such a manner as would cause the Plan not to comply with applicable exchange rules or applicable corporate law.

(c) Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of all applicable securities rules and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Common Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.

(d) Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

Section 4. Common Shares Available for Awards

(a) Common Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Common Shares that may be issued under all Awards under the Plan shall be 25,000,000 Common Shares (the “Maximum Number”) (being approximately 17% of the number of Common Shares outstanding as of the Effective Date of the Plan). The Maximum Number consists of (i) 7,553,000 Common Shares issuable pursuant to Awards previously granted and outstanding under the Company’s 2012 Incentive Stock Option Plan and (ii) 17,447,000 additional Common Shares that may be issued pursuant to Awards to be granted under this Plan. The aggregate number of Common Shares that may be issued under all Awards under the Plan shall be reduced by Common Shares subject to Awards issued under the Plan in accordance with the Common Share counting rules described in Section 4(b) below.

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(b) Counting Common Shares. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Common Shares, the number of Common Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Common Shares available for granting Awards under the Plan.

(i) Common Shares Added Back to Reserve. If any Common Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company (including any Common Shares withheld by the Company or Common Shares tendered to satisfy any tax withholding obligation on Awards or Common Shares covered by an Award that are settled in cash), or if an Award otherwise terminates or is cancelled without delivery of any Common Shares, then the number of Common Shares counted against the aggregate number of Common Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.

(ii) Cash‑Only Awards. Awards that do not entitle the holder thereof to receive or purchase Common Shares shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

(iii) Substitute Awards Relating to Acquired Entities. Common Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

(c) Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Common Shares or other securities of the Company or other similar corporate transaction or event affects the Common Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Common Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Common Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitation contained in Sections 4(d) and 4(e) below; provided, however, that the number of Common Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.

(d) Award Grant Limitations. The Board or Committee shall only grant Awards under this Plan in accordance with Section 6 hereof and, for greater certainty, may not grant any Awards under this Plan unless there is an available exemption from the registration requirements under the Securities Act and applicable state securities laws, unless the Plan and the securities underlying the Awards are registered under the Securities Act on Form S-8, as well as an available prospectus exemption under National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”). If, and so long as, the Company is listed on the CSE, Section 2.24 of NI 45-106 shall not apply to the Plan and all Awards granted thereunder to any employee or Consultant who is engaged in investor relations activities for the Company, any associated Consultant, any executive officer of the Company, a Director of the Company, or a permitted assign of those persons if, after the grant:

(i) the number of securities, calculated on a fully diluted basis, reserved for issuance under Options granted to

(A) Related Persons, exceeds 10% of the outstanding securities of the Company, or

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(B) A Related Person, exceeds 5% of the outstanding securities of the Company, or

(ii) the number of securities, calculated in a fully diluted basis, issued within 12 months to

(A) Related Persons, exceeds 10% of the outstanding securities of the Company, or

(B) A Related Person and the associates of the Related Person, exceeds 5% of the outstanding securities of the Company;

unless the Company obtains security holder approval (as defined in Section 2.22 of NI 45-106) and otherwise satisfies all other requirements of Section 2.25(3) of NI 45-106.

(e) Additional Award Limitations. If, and so long as, the Company is listed on the CSE, the aggregate number of Common Shares issued or issuable to persons providing “investor relations activities” (as defined in CSE policies) as compensation within a 12 month period, shall not exceed 2% of the total number of Common Shares then outstanding.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company and/or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full‑time or part‑time employees (which term, as used herein, includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Awards

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i) Exercise Price. The purchase price per Common Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee at the date of grant but shall not be longer than 10 years from the date of grant. Notwithstanding the foregoing, in the event that the expiry date of an Option held by a non-U.S. Award Holder falls within a trading blackout period imposed by the Company (a “Blackout Period”), and neither the Company nor the individual in possession of the Options is subject to a cease trade order in respect of the Company’s securities, then the expiry date of such Option shall be automatically extended to the 10th business day following the end of the Blackout Period.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms, including, but not limited to, cash, Common Shares (actually or by attestation), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

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(A) Promissory Notes. Notwithstanding the foregoing, the Committee may not permit payment of the exercise price, either in whole or in part, with a promissory note.

(B) Net Exercises. The Committee may, in its discretion, permit an Option to be exercised by delivering to the Participant a number of Common Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Common Shares underlying the Option being exercised on the date of exercise, over the exercise price of the Option for such Common Shares.

(iv) Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A) Subject to adjustment pursuant to Section 4(c) of the Plan, the maximum number of Common Shares that may be issued pursuant to Incentive Stock Options shall not exceed 25,000,000 (being approximately 17% of the number of Common Shares outstanding as of the Effective Date of the Plan).

(B) All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.

(C) Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five years from the date of grant.

(D) The purchase price per Common Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Common Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Common Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Common Share on the date of grant of the Incentive Stock Option.

(E) Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Common Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Common Share on the date of grant of the Stock Appreciation Right; provided, however, that, subject to applicable law and stock exchange rules, the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the same limitations in Section 6(a)(ii) of the Plan applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

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(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Common Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Common Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(e) of the Plan.

(ii) Issuance and Delivery of Common Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book‑entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Common Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book‑entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Common Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Common Shares, such Common Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture. Except as otherwise determined by the Committee or as provided in an Award Agreement, upon a Participant’s termination of employment or service or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Common Shares of Restricted Stock and all Restricted Stock Units held by such Participant at such time shall be forfeited and reacquired by the Company for cancellation at no cost to the Company; provided, however, that the Committee may waive in whole or in part any or all remaining restrictions with respect to Common Shares of Restricted Stock or Restricted Stock Units.

(d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Eligible Persons. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Common Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more objective performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.

(e) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Common Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Common Shares with respect to a number of Common Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Common Shares after the date of grant of such Award, and (ii) dividend and Dividend Equivalent amounts may be accrued but shall not be paid unless and until the date on which all conditions or restrictions relating to such Award have been satisfied, waived or lapsed.

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(f) Other Stock‑Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares (including, without limitation, securities convertible into Common Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this Section 6(f) shall contain a purchase right or an option‑like exercise feature.

(g) General

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Limits on Transfer of Awards. Except as otherwise provided by the Committee in its discretion and subject to such additional terms and conditions as it determines, no Award (other than fully vested and unrestricted Common Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Common Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Where the Committee does permit the transfer of an Award other than a fully vested and unrestricted Common Share, such permitted transfer shall be for no value and in accordance with all applicable securities rules. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.

(iii) Restrictions; Securities Exchange Listing. All Common Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Common Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Common Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(iv) Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) of the Plan, the Committee may not, without prior approval of the Company’s shareholders and applicable stock exchange approval, seek to effect any repricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units, Performance Award or Other Stock‑Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Common Shares covered by such Award is less than the exercise price of the Award.

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(v) Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change in control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control event, disability or separation from service meet the definition of a change in control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short‑term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short‑term deferral exemption or otherwise.

(vi) Acceleration of Vesting or Exercisability. No Award Agreement shall accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with a change‑in‑control event, unless such acceleration occurs upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) such change‑in‑control event.

Section 7. Amendment and Termination; Corrections

(a) Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may (except as expressly provided in the Plan) materially and adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange, and any such amendment, alteration, suspension, discontinuation or termination of an Award will be in compliance with CSE policies. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of shareholders of the Company in order to:

(i) amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;

(ii) amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;

(iii) make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to avoid any adverse tax results under Section 409A), and no action taken to comply shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof; or

(iv) amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.

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Notwithstanding the foregoing and for greater certainty, prior approval of the shareholders of the Company shall be required for any amendment to the Plan or an Award that would:

(i) require shareholder approval under the rules or regulations of securities exchange that is applicable to the Company;

(ii) increase the number of shares authorized under the Plan as specified in Section 4 of the Plan;

(iii) permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6(g)(iv) of the Plan;

(iv) permit the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Common Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan;

(v) permit Options to be transferable other than as provided in Section 6(g)(ii) of the Plan;

(vi) amend this Section 7(a); or

(vii) increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Section 6(a) and Section 6(b) of the Plan or extend the terms of any Options beyond their original expiry date.

(b) Corporate Transactions. In the event of any reorganization, amalgamation, merger, consolidation, split‑up, spin‑off, combination, plan of arrangement, take‑over bid or tender offer, repurchase or exchange of Common Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter the rights of any holder of an Award or beneficiary thereof:

(i) either (A) termination of the Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of the Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii) that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) that, subject to Section 6(g)(vi) of the Plan, the Award shall be exercisable or payable or fully vested with respect to all Common Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv) that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may, without prior approval of the shareholders of the Company, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

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Section 8. Income Tax Withholding

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. Without limiting the foregoing, in order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Common Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (subject to any applicable limitations under ASC Topic 718 to avoid adverse accounting treatment) or (b) delivering to the Company Common Shares other than Common Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9. U.S. Securities Laws

Neither the Awards nor the securities which may be acquired pursuant to the exercise of the Awards have been registered under the Securities Act or under any securities law of any state of the United States of America and are considered “restricted securities” (as such term is defined in Rule 144(a)(3) under the Securities Act) and any Common Shares shall be affixed with an applicable restrictive legend as set forth in the Award Agreement unless the Plan and the Common Shares underlying the Awards have been registered under the Securities Act on a Form S-8, or other applicable registration statement. At this time the Awards may not be offered or sold, directly or indirectly, in the United States except pursuant to registration under the Securities Act and the securities laws of all applicable states or available exemptions therefrom, however, the Company intends to register the Plan and the Common Shares underlying the Awards under the Securities Act on Form S-8, failing which could result in such U.S. Award Holder not being able to dispose of any Common Shares issued on exercise of Awards for a considerable length of time. Each U.S. Award Holder or anyone who becomes a U.S. Award Holder, who is granted an Award in the United States, who is a resident of the United States or who is otherwise subject to the Securities Act or the securities laws of any state of the United States will be required to complete an Award Agreement which sets out the applicable United States restrictions.

Section 10. Furnishing of Financial Information to U.S. Participants

The Company shall furnish summary financial information (audited or unaudited) of the Company’s financial condition and results of operations, consistent with the requirements of applicable laws, at least annually to each U.S. Participant during the period such Participant has one or more Awards outstanding, and in the case of an individual who acquired Common Shares pursuant to the Plan, during the period such Participant owns such Common Shares; provided, however, the Company shall not be required to provide such information if the issuance is limited to key persons whose duties in connection with the Company assure their access to equivalent information.

Section 11. General Provisions

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

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(c) Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Common Shareholders. Except with respect to Common Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards pursuant to Section 6(c)(i) or Section 6(e) of the Plan, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Common Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Common Shares have been issued.

(e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g) Governing Law. The Plan shall be governed by the laws of the State of Nevada; provided, however, that any Award Agreement may provide by its terms that it shall be governed by the laws of any other jurisdiction as may be deemed appropriate by the parties thereto.

(h) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j) Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.

(k) No Fractional Common Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Common Share or whether such fractional Common Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l) Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

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Section 12. Clawback or Recoupment

All Awards under this Plan shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule.

Section 13. Effective Date of the Plan

The Plan was approved by the Board on February 3, 2023 (the “Effective Date”).

Section 14. Term of the Plan

No Award shall be granted under the Plan, and the Plan shall terminate, on the earlier of (i) the tenth anniversary of the Effective Date, or (ii) the tenth anniversary of the date the Plan is approved by the shareholders of the Company, or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

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